Exhibit 10.1

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RHAPSODY ACQUISITION CORP.,

PRIMORIS CORPORATION

and

CERTAIN OF THE SHAREHOLDERS OF

PRIMORIS CORPORATION

DATED AS OF FEBRUARY 19, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 19, 2008, by and among Rhapsody Acquisition Corp., a Delaware corporation (“Delcorp”), Primoris Corporation, a Nevada corporation (“Company”), and each of the persons listed under the caption “Signing Shareholders” on the signature page hereof, such persons being certain of the shareholders of the Company (each a “Signing Shareholder” and, collectively, the “Signing Shareholders.”)

RECITALS

A.       Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada General Corporation Law (the “NGCL”) and other applicable law, Delcorp and Company intend to enter into a business combination transaction by means of a merger in which the Company will merge with Delcorp and Delcorp will be the surviving entity, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of common stock of Delcorp.

B.       The Boards of Directors of each of the Company and Delcorp have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

C.       The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I
THE MERGER

1.1       The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NGCL, the Company shall be merged with and into Delcorp (the “Merger”), the separate corporate existence of the Company shall cease and Delcorp shall continue as the surviving corporation. Delcorp as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2       Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by (a) filing Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the applicable provisions of Nevada law and (b) filing with the Secretary of State of the State of Delaware in accordance with applicable provisions of the DGCL a Certificate of Merger (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Company and Delcorp and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Delcorp Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, counsel to Delcorp, 405 Lexington Avenue, New York, New York 10174-1901 or at such other place as the parties mutually agree in writing at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and NGCL and other applicable provisions of Nevada law (together, with the NGCL, “Applicable Nevada Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.4       Certificate of Incorporation; Bylaws.

(a)       At the Effective Time, the Certificate of Incorporation of Delcorp shall be amended and restated in the form of Exhibit A, and which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

(b)       Also, at the Effective Time, the Bylaws of Delcorp shall be amended and restated in the form of Exhibit B and which shall be the Bylaws of the Surviving Corporation.

1.5       Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of the Company or the holders of any of the securities of the Company, the following shall occur:

(a)       Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.5(c), each share of common stock, par value $.001, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.5(e)) into (i) the number of shares of common stock, par value $0.0001, of Delcorp (“Delcorp Common Stock”) equal to (A) 24,094,800 divided by (B) the Outstanding Common Stock Number plus (ii) the right to receive that number of EBITDA Shares (as defined in Section 1.18(c)) for each year with respect to which EBITDA Shares are issuable equal to (C) the number of EBITDA Shares issuable with respect to such year divided by (D) the Outstanding Common Stock Number as set forth in the attached Exhibit C. As used herein, “Outstanding Common Stock Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus additional shares in the amount of eighty-one (81) shares for Roger Newnham (“Born”) and thirteen (13) shares for Albert Morteboy (“Morteboy”) to treat them, for purposes of calculating the Outstanding Common Stock Number, as if they had been shareholders prior to the Closing. Born and Morteboy are hereinafter collectively referred to as the “Foreign Managers”. The numbers of shares of Delcorp Common Stock that would otherwise be issuable pursuant to this Section 1.5(a) (including EBITDA Shares) to Persons who hold Dissenting Shares (as defined in Section 1.17(b)) and exercise their dissenters’ rights pursuant to Applicable Nevada Law shall not be issued to such Persons and shall be canceled.

(b)       Certificates for Shares. Certificates representing the shares of Delcorp Common Stock issuable pursuant to clause (i) of Section 1.5(a) (“Base Shares”) shall be issued to the holders of certificates representing the shares of Company Common Stock (“Company Certificates”) upon surrender of the Company Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8). Each holder shall be issued separate certificates for such holder’s Escrow Shares (as defined in Section 1.11) and for the remaining number of shares of Delcorp Common Stock to which such holder is entitled. Certificates for shares of Delcorp Common Stock representing EBITDA Shares shall be issued to the Persons who have surrendered Company Certificates within five business days following the release of the audited financial statements of Delcorp for the year with respect to which such EBITDA Shares are issuable.

(c)       Cancellation of Treasury and Delcorp-Owned Stock. Each share of Company Common Stock held by the Company or owned by Delcorp or any direct or indirect wholly-owned subsidiary of the Company or of Delcorp immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(d)       Adjustments to Exchange Ratios. The numbers of shares of Delcorp Common Stock that the holders of the Company Common Stock are entitled to receive as a result of the Merger (including but not limited to the Base Shares and EBITDA Shares) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Delcorp Common Stock or Company Common Stock), extraordinary cash dividends (other than the distributions referred to in Section 5.24 hereof), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Delcorp Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)       Fractional Shares. No fraction of a share of Delcorp Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Delcorp Common Stock (after aggregating all fractional shares of Delcorp Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Delcorp, in lieu of such fractional share, one (1) share of Delcorp Common Stock.

1.6       Surrender of Certificates.

(a)       Exchange Procedures. Upon surrender of Company Certificates at the Closing, the holders of such Company Certificates shall receive in exchange therefor certificates representing the Base Shares into which their shares of Company Common Stock shall be converted at the Effective Time, less the Escrow Shares, and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Delcorp Common Stock issuable pursuant to Section 1.5(a).

(b)       Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Delcorp Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Delcorp Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such Company Certificates. Subject to applicable law, following surrender of any such Company Certificates with a properly completed letter of transmittal, Delcorp shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of Delcorp Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Delcorp Common Stock.

(c)       Transfers of Ownership. If certificates representing shares of Delcorp Common Stock are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Delcorp or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Delcorp Common Stock in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Delcorp or any agent designated by it that such tax has been paid or is not payable.

(d)       Required Withholding. Delcorp and the Surviving Corporation shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e)       No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither Delcorp, the Company, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Delcorp Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7       No Further Ownership Rights in Company Stock. All shares of Delcorp Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8       Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Delcorp shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Delcorp Common Stock that the shares of Company Common Stock formerly represented by such Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.6(b); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Delcorp Common Stock and other distributions, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Delcorp against any claim that may be made against Delcorp or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.9       Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the regulations thereunder. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of the United States Income Tax Regulations issued with respect to Section 368.

1.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company will take all such lawful and necessary action.

1.11     Escrow. As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, the Persons receiving shares of Delcorp Common Stock to be issued as a result of the Merger shall deposit in escrow an aggregate of 1,807,110 of the Base Shares received by such Persons as a result of the Merger (the “Escrow Shares”), which shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Delcorp Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Delcorp, the Company, the Representative appointed pursuant to Section 1.14(b) and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, in the form annexed hereto as Exhibit D (the “Escrow Agreement”). On the date (the “Basic Escrow Termination Date”) that is the later of (i) thirty (30) days after the date on which Delcorp has filed its Report on Form 10-K pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), for its 2008 fiscal year or (ii) one year after the Closing Date, the Escrow Agent shall release 1,445,688 of the original number of Escrow Shares, less that number of Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the shareholders of the Company in the same proportions as originally deposited into escrow. The remaining Escrow Shares (the “T/E Indemnity Shares”) shall be available for indemnification only with respect to Tax Indemnification Claims and Environmental Indemnification Claims (each as hereinafter defined). On the date (the “T/E Escrow Termination Date”) that is the first business day following the date that is the third anniversary of the Closing Date, the Escrow Agent shall deliver the T/E Indemnity Shares, less any of such shares applied in satisfaction of a Tax Indemnification Claim or an Environmental Indemnification Claim and any of such shares related to a Tax Indemnification Claim or an Environmental Indemnification Claim that is then unresolved, to each shareholder of the Company in the same proportions as initially deposited in escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution. “Tax Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to (x) a breach of the representations and warranties set forth in Section 2.15 and (y) the matters referred to in Schedule 2.15. “Environmental Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to a breach of the representations and warranties set forth in Section 2.16.

1.12     Rule 145. All shares of Delcorp Common Stock issued pursuant to this Agreement to “affiliates” of the Company listed in Schedule 1.12 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

1.13     Signing Shareholder Matters.

(a)       By his, her or its execution of this Agreement, each Signing Shareholder, in his, her or its capacity as a shareholder of the Company, hereby agrees to vote in favor of the approval and adoption of this Agreement and to authorize the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated by the provisions of this Agreement and its Exhibits at a meeting of the shareholders of the Company to be held promptly after distribution of the Proxy Statement/Prospectus (as defined in Section 5.1(a)) to the shareholders of the Company and the stockholders of Delcorp.

(b)       Each Signing Shareholder, for himself, herself or itself only, represents and warrants as follows: (i) all Delcorp Common Stock to be acquired by such Signing Shareholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Signing Shareholders that are entities, transfers to its stockholders, partners or members; (ii) he, she or it understands that he, she or it must bear the economic risk of the investment in the Delcorp Common Stock, which cannot be sold by he, she or it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Delcorp and all persons acting on Delcorp’s behalf concerning the business and operations of Delcorp and to obtain any additional information to the extent Delcorp possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Delcorp SEC Reports filed prior to the date of this Agreement. Each Signing Shareholder acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Delcorp; and (vi) he, she or it understands that the certificates representing the Delcorp Common Stock to be received by he, she or it may bear legends to the effect that the Delcorp Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and (D) the provisions of this Agreement. Each Signing Shareholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.13(b).

(c)       Each Signing Shareholder, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Signing Shareholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Signing Shareholder or the Company or, after the Closing, the Delcorp, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(d)       Each Signing Shareholder, for himself, herself or itself, represents and warrants that he, she or it owns the shares of Company Common Stock listed on Exhibit C as being owned by him, her or it free and clear of all Liens.

1.14     Committee and Representative for Purposes of Escrow Agreement.

(a)       Delcorp Committee. Prior to the Closing, the Board of Directors of Delcorp shall appoint a committee consisting of one or more of its then members to act on behalf of Delcorp to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Delcorp’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Delcorp shall appoint as a successor a Person who was a director of Delcorp prior to the Closing Date or some other Person who would qualify as an “independent” director of Delcorp and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b)       Representative. The Signing Shareholders hereby designate Brian Pratt to represent the interests of the Persons entitled to receive Delcorp Common Stock as a result of the Merger for purposes of the Escrow Agreement (such designee and any successor, the “Representative”). If such Person ceases to serve in such capacity, for any reason, the Signing Shareholders shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Delcorp who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former shareholder of the Company or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in Section 1.11 and Article VII hereof and the Escrow Agreement.

1.15     Outstanding Company Derivative Securities. The Company shall arrange that the holders of all outstanding options, warrants and other derivative securities of the Company exercise such securities after the Special Meeting but prior to the Effective Time without the payment of any consideration therefor by the Company other than the issuance of shares of Company Common Stock and cash that is owed to any of the Foreign Managers pursuant to the Termination Agreements each of the Foreign Managers has entered into with Delcorp, the Company and certain other Persons. Such exercise may be made contingent upon the occurrence of the Closing.

1.16     Intentionally Omitted.

1.17     Shares Subject to Dissenters’ Rights.

(a)       Notwithstanding Section 1.5 hereof, Dissenting Shares shall not be converted into a right to receive Delcorp Common Stock and the holders thereof shall be entitled only to such rights as are granted by Applicable Nevada Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Applicable Nevada Law shall receive payment therefor from the Surviving Corporation in accordance with Applicable Nevada Law, provided, however, that (i) if any shareholder of the Company who asserts dissenters’ rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in Applicable Nevada Law, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under Applicable Nevada Law, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Delcorp Common Stock and as provided in Section 1.5. The Company shall give Delcorp prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Delcorp shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Delcorp, make any payment with respect to, or settle or offer to settle, any such demands.

(b)       As used herein, “Dissenting Shares” means any shares of Company Common Stock held by shareholders of the Company who are entitled to rights to receive payment for their shares under Chapter 92A of the Nevada Revised Statutes and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance therewith.

1.18     EBITDA Shares.

(a)       If, for the fiscal year of Delcorp ending December 31, 2008, Delcorp has EBITDA equal to or greater than $39,300,000, Delcorp shall issue to the holders of Company Certificates, in the aggregate, pursuant to Section 1.5(b), 2,500,000 shares of Delcorp Common Stock.

(b)       Regardless of whether Delcorp has EBITDA equal to or greater than $39,300,000 for its fiscal year ending December 31, 2008, if for the fiscal year of Delcorp ending December 31, 2009, Delcorp has EBITDA equal to or greater than $46,000,000, Delcorp shall issue to the holders of Company Certificates, in the aggregate, pursuant to Section 1.5(b), 2,500,000 shares of Delcorp Common Stock.

(c)       As used herein,

(i)       “EBITDA” means for the applicable fiscal year, using results taken from the audited financial statements of the Company, subject to certain adjustments, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus amortization of intangible assets, plus any expenses arising solely from the Merger charged to income in such fiscal year, plus expense relating to the Termination Agreements with Born and Morteboy of $1,277,340 in 2008 only, plus any GAAP expense relating to the issuance of Rhapsody common stock to Born and Morteboy as part of the Termination Agreements in 2008 only, plus any expense (non-cash only) relating to the Delcorp Plan (as defined in Section 5.1(a)). In addition, any Rhapsody expenses prior to the Closing that are included in the Surviving Corporation’s 2008 income statement will be excluded for purposes of EBITDA calculation. Attached as Exhibit E is a sample calculation.

(ii)       “EBITDA Shares” means shares of Delcorp Common Stock issuable pursuant to either Section 1.18(a) or Section 1.18(b).

1.19     Registration of Shares. Delcorp shall file as soon as possible after the Closing, and use its best efforts to cause to become effective, within 12 months after the Closing Date, a registration statement under the Securities Act with respect to the shares of Delcorp Common Stock issued pursuant to this Agreement prior to the expiration of such 12-month period, including EBITDA shares issued pursuant to Section 1.18(a), to those shareholders of the Company who are listed on Schedule 1.12.

1.20     Sale Restriction. No public market sales of shares of Delcorp Common Stock whether or not issued as a result of the Merger, including EBITDA Shares, shall be made for a period of twelve months following the Closing Date. No private sales of shares of Delcorp Common Stock issued as a result of the Merger shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Delcorp of a written document to such effect. Certificates representing shares of Delcorp Common Stock issued as a result of the Merger shall bear a prominent legend to such effect.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and the Signing Shareholders hereby represent and warrant to, and covenant with, Delcorp as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1      Organization and Qualification.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Delcorp or Delcorp’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)       The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)       The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Delcorp or Delcorp’s counsel.

(d)       The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Delcorp or Delcorp’s counsel.

2.2       Subsidiaries.

(a)       The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)       Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Delcorp or Delcorp’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)       Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d)       The minute books of each Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Delcorp or Delcorp’s counsel.

2.3       Capitalization.

(a)       The authorized capital stock of the Company consists of 250,000 shares of Company Common Stock, of which 4,368 shares are issued and outstanding as of the date of this Agreement, all of which shares of Company Common Stock are validly issued, fully paid and nonassessable. Through Termination Agreements with the Foreign Managers, at the time of the Closing of the Merger, Rhapsody will issue common stock which would have represented an equivalent of an additional 94 shares in the aggregate to the Foreign Managers which would have resulted in 4,462 shares of Company Common Stock outstanding as of the date of the Closing. Other than Company Common Stock, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the shareholders of the Company and the Foreign Managers, the number of shares of Company Common Stock owned, or to be owned at the time of the Closing, by each shareholder and Foreign Manager and each shareholder’s state of residence. Except as set forth in Schedule 2.3(a) hereto, as of the date of this Agreement, no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties (“Company Stock Options”) other than those issued by Rhapsody to the Foreign Managers. No shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Common Stock other than to the Foreign Managers. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Delcorp or Delcorp’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and shares to the Foreign Managers and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options or in the alternative the names of the Foreign Managers.

(b)       Except as set forth in Schedule 2.3(b) hereto or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)       Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d)       Except as set forth in Schedule 2.3(d), no outstanding shares of Company Common Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e)       The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(e) hereto. Except as set forth in Schedule 2.3(e), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4       Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Nevada Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5       No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)       The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)       The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required upon advice of counsel, and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Delcorp or the Surviving Corporation, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6       Compliance. Except as disclosed in Schedule 2.6, during the ten year period prior to the date of the Closing the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, during the ten year period prior to the date of the Closing no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7       Financial Statements.

(a)       The Company has provided to Delcorp a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)       The Company has provided to Delcorp a correct and complete copy of the unaudited consolidated financial statements of the Company for the nine month period ended September 30, 2007 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company.

(c)       The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d)       Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which to the Company’s knowledge do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company. The parties to this Agreement agree that the representations contained in this Section 2.7(d) are not intended to imply or represent that any job or project of the Company or its Subsidiaries under contract as of the Closing Date will have any level of profitability or may not result in a loss.

2.8       No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since December 31, 2006, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

2.9       Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements, since December 31, 2006, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company or any of its Subsidiaries with respect to any Governmental Entity, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10     Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that involve (a) a worker compensation claim in excess of $100,000 or (a) any other claim in excess of $250,000.

2.11     Employee Benefit Plans.

(a)       Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company or any of its Subsidiaries do not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Delcorp in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Delcorp, the Company or any of its Subsidiaries (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)       Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12     Labor Matters.

(a)       Except as set forth on Schedule 2.12, the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company and its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b)       Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12, each employee and consultant of the Company and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than ninety (90) days, and there are no agreements or understandings between the Company and its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. The Company has no knowledge that any of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and any of it Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals. Except as otherwise disclosed in Schedule 2.12, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any employees or consultants of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries that have been made available to Delcorp.

(c)       The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Unaudited Financial Statements and the Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company and its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d)       No employee or former employee of the Company and its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13     Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

2.14     Title to Property.

(a)       All real property owned by the Company and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements and is listed on Schedule 2.14(a) hereto. The Company and its Subsidiaries have good, valid and marketable fee simple title to the real property respectively owned by each such entity, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(b)       Except as otherwise disclosed on Schedule 2.14(b), all leases of real property held by the Company and its Subsidiaries, and all personal property and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements and Unaudited Financial Statements, other than those entered into or acquired on or after the date of the Unaudited Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list of all leases of real property and Personal Property held by the Company and its Subsidiaries where the annual lease payments are greater than $100,000 (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the Personal Property owned respectively by each such entity, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company or any of its Subsidiaries.

(c)       All leases pursuant to which the Company an/or its Subsidiaries lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

(d)       The Company and its Subsidiaries are in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

2.15     Taxes.

(a)       Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)       Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i)       The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Returns that are not material to the Company or its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Returns.

(ii)       All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)       The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv)       To the knowledge of the Company, no audit or other examination of any Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v)       No adjustment relating to any Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi)       The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(vii)       The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii)       No current shareholder of the Company is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder and the Company will provide certification to that effect from each shareholder to Delcorp at the Closing.

2.16       Environmental Matters.

(a)       Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company and its Subsidiaries ; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the Company or its Subsidiaries or, to the Company’s knowledge, during any prior period; (iv) the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vi) neither the Company nor its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)       As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)       As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d)       Schedule 2.16(d) sets forth all environmental studies and investigations completed within the last five (5) years or in process with respect to the Company and/or its subsidiaries or their respective properties, assets or operations, including to the knowledge of the Company all phase reports. All such written reports and material documentation relating to any such study or investigation have been provided by the Company to Delcorp.

2.17     Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Section 1.5, and as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either Company or Delcorp are payable to any third party by Company as a result of this Merger.

2.18     Intellectual Property.

(a)       Schedule 2.18 hereto contains a description of all material Intellectual Property of the Company and its Subsidiaries. For the purposes of this Agreement, the following terms have the following definitions:

(i)       “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii)       “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii)       “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv)       “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries

(v)       “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

(b)       The Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their respective business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(c)       Except as disclosed in Schedule 2.18 hereto, the Company and its Subsidiaries owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company and its Subsidiaries are the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries including the sale of any products or the provision of any services by the Company and its Subsidiaries.

(d)       The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company and its Subsidiaries have not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19     Agreements, Contracts and Commitments.

(a)       Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound, subject or affected (including without limitation notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $5,000,000 in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $5,000,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i)       any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, stockholder or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

(ii)       any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)       any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)       any Company Contract of employment or management;

(v)       any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(vi)       any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(vii)       any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)       any collective bargaining agreement with any labor union;

(ix)       any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x)       any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi)       any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party; and

(xii)       any offer or proposal which, if accepted, would constitute any of the foregoing.

(b)       Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been made available to Delcorp or Delcorp’s counsel.

(c)       Except as set forth in Schedule 2.19, neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20     Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Company Contracts.

2.21     Governmental Actions/Filings.

(a)       The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and will be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole.

(b)       Except as set forth in Schedule 2.21(b), no contractors’ licenses are necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. All of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c)       For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22     Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or any of its Subsidiaries or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees. Other than those Company shareholders who are also shareholders in Stockdale Investment Group, Inc., and except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or any of its Subsidiaries is affiliated or with whom the Company or any of its Subsidiaries has a contractual relationship, or in any Person that competes with the Company or any of its Subsidiaries, except that each employee, stockholder, officer or director of the Company or any of its Subsidiaries and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or any of its Subsidiaries. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or Signing Shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any of its Subsidiaries).

2.23     Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved, subject to the approval of the Company’s shareholders, this Agreement and the transactions contemplated hereby.

2.24     Signing Shareholder Approval. The shares of Company Common Stock owned by the Signing Shareholders and to which they have been granted the right to vote with respect to the Merger by other shareholders of the Company constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the shareholders of the Company in accordance with Applicable Nevada Law.

2.25     No Illegal or Improper Transactions. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor any Signing Shareholder or any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Company or any of its Subsidiaries, taken as a whole. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither the Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Sec. 1514A(a).

2.26     Representations and Warranties Complete. The representations and warranties of the Company and the Signing Shareholders included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.27     Survival of Representations and Warranties. The representations and warranties of the Company and the Signing Shareholders set forth in this Agreement shall survive the Closing as set forth in Section 7.3(a).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DELCORP

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Delcorp Schedule”), Delcorp represents and warrants to, and covenants with, the Company and the Signing Shareholders, as follows:

3.1       Organization and Qualification.

(a)       Delcorp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Delcorp to be conducted. Delcorp is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Delcorp to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delcorp. Complete and correct copies of the Charter Documents of Delcorp, as amended and currently in effect, have been heretofore delivered to the Company. Delcorp is not in violation of any of the provisions of Delcorp’s Charter Documents.

(b)       Delcorp is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delcorp.

3.2       Subsidiaries and Other Interests.

(a)       Delcorp has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Delcorp has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)       Delcorp does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

3.3       Capitalization.

(a)       As of the date of this Agreement, the authorized capital stock of Delcorp consists of 15,000,000 shares of common stock, par value $0.0001 per share (“Delcorp Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Delcorp Preferred Stock”), of which 6,300,000 shares of Delcorp Common Stock and no shares of Delcorp Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Delcorp or any agreement to which Delcorp is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Delcorp has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Delcorp on any matter.

(b)       Except as set forth in Schedule 3.3(b), there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Delcorp to issue, transfer or sell any Delcorp Capital Stock or make any payments in lieu thereof. Other than the Voting Agreement and Lock-Up Agreement and as set forth in Schedule 3.3(b), there are no agreements or understandings to which Delcorp is a party with respect to the voting of any Delcorp Capital Stock or which restrict the transfer of any such shares, nor does Delcorp have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than the Voting Agreement and Lock-Up Agreement and as set forth in Schedule 3.3(b), there are no outstanding contractual obligations of Delcorp to repurchase, redeem or otherwise acquire any Delcorp Capital Stock or any other securities of Delcorp; and (i) no shares of Delcorp Common Stock or Delcorp Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Delcorp Common Stock or Delcorp Preferred Stock granted to employees of Delcorp or other parties (“Delcorp Stock Options”) and there are no outstanding Delcorp Stock Options; (ii) no shares of Delcorp Common Stock or Delcorp Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Delcorp Common Stock or Delcorp Preferred Stock (“Delcorp Warrants”) and there are no outstanding Delcorp Warrants; and (iii) no shares of Delcorp Common Stock or Delcorp Preferred Stock are reserved for issuance upon the conversion of the Delcorp Preferred Stock or any outstanding convertible notes, debentures or securities (“Delcorp Convertible Securities”). All shares of Delcorp Common Stock and Delcorp Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Delcorp Common Stock and all outstanding Delcorp Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Delcorp Contracts (as defined in Section 3.19). Delcorp has heretofore delivered to the Company true, complete and accurate copies of the Delcorp Warrants, including any and all documents and agreements relating thereto.

(c)       The shares of Delcorp Common Stock to be issued by Delcorp in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Delcorp Common Stock will be fully paid and nonassessable.

(d)       Except as set forth in Schedule 3.3(d) or as referenced in Section 1.19 of this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Delcorp is a party or by which the Delcorp is bound with respect to any security of any class of the Delcorp.

(e)       Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Delcorp are issuable and no rights in connection with any shares, warrants, options or other securities of the Delcorp accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4       Authority Relative to this Agreement. Delcorp has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Delcorp has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Delcorp’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement by Delcorp and the consummation by Delcorp of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Delcorp (including the approval by its Board of Directors), and no other corporate proceedings on the part of Delcorp are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Delcorp Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Delcorp and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Delcorp, enforceable against Delcorp in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5       No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by Delcorp does not, and the performance of this Agreement by Delcorp shall not: (i) conflict with or violate Delcorp’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Delcorp’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Delcorp pursuant to, any Delcorp Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Delcorp.

(b)       The execution and delivery of this Agreement by Delcorp does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Delcorp is qualified to do business, (ii) for the filing of any notifications required under the HSR Act, if required upon advice of counsel, and the expiration of the required waiting period thereunder, (iii) the qualification of Delcorp as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delcorp, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6       Compliance. Delcorp has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Delcorp. The business and activities of Delcorp have not been and are not being conducted in violation of any Legal Requirements. Neither Delcorp is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Delcorp.

3.7       SEC Filings; Financial Statements.

(a)       Delcorp has made available to the Company and the Signing Shareholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Delcorp with the SEC (the “Delcorp SEC Reports”), which are all the forms, reports and documents required to be filed by Delcorp with the SEC prior to the date of this Agreement. All Delcorp SEC Reports required to be filed by Delcorp in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Delcorp SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Delcorp SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Delcorp makes no representation or warranty whatsoever concerning any Delcorp SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. Sec.1350 (Section 906 of the Sarbanes-Oxley Act) relating to the NGRU SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b)       Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Delcorp SEC Reports, including each Delcorp SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Delcorp at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Delcorp taken as a whole.

(c)       Delcorp maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Delcorp is made known on a timely basis to the individuals responsible for the preparation of Delcorp’s filings with the SEC and other public disclosure documents.

(d)       To the knowledge of Delcorp, Delcorp’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Delcorp within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Schedule 3.7(d) contains an accurate and complete description of all non-audit services performed by Delcorp’s auditors for Delcorp and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

3.8       No Undisclosed Liabilities. Delcorp has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Delcorp SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Delcorp, except (i) liabilities provided for in or otherwise disclosed in Delcorp SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2007 in the ordinary course of business, none of which would have a Material Adverse Effect on Delcorp. Delcorp is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

3.9       Absence of Certain Changes or Events. Except as set forth in Delcorp SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2007, there has not been: (i) any Material Adverse Effect on Delcorp, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Delcorp’s capital stock, or any purchase, redemption or other acquisition by Delcorp of any of Delcorp’s capital stock or any other securities of Delcorp or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Delcorp’s capital stock, (iv) any granting by Delcorp of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Delcorp of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Delcorp of any increase in severance or termination pay or any entry by Delcorp into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Delcorp of the nature contemplated hereby, (v) entry by Delcorp into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Delcorp with respect to any Governmental Entity, (vi) any material change by Delcorp in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Delcorp, (vii) any issuance of capital stock of Delcorp, or (viii) any revaluation by Delcorp of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Delcorp other than in the ordinary course of business.

3.10     Litigation. There are no claims, suits, actions or proceedings pending or to Delcorp’s knowledge, threatened against Delcorp, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11     Employee Benefit Plans. Except as may be contemplated by the Delcorp Plan (as defined in Section 5.1(a)), Delcorp does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Delcorp, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12     Labor Matters. Delcorp is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Delcorp and Delcorp does not know of any activities or proceedings of any labor union to organize any such employees.

3.13     Business Activities. Since its organization, Delcorp has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Delcorp Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Delcorp or to which Delcorp is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Delcorp, any acquisition of property by Delcorp or the conduct of business by Delcorp as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Delcorp.

3.14     Title to Property. Delcorp does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Delcorp has a right or obligation to acquire or lease any interest in real property or personal property.

3.15     Taxes. Except as set forth in Schedule 3.15 hereto:

(a)       Delcorp has timely filed all Returns required to be filed by Delcorp with any Tax authority prior to the date hereof, except such Returns which are not material to Delcorp. All such Returns are true, correct and complete in all material respects. Delcorp has paid all Taxes shown to be due on such Returns.

(b)       All Taxes that Delcorp is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)       Delcorp has not been delinquent in the payment of any material Tax that has not been accrued for in Delcorp’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Delcorp, nor has Delcorp executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)       No audit or other examination of any Return of Delcorp by any Tax authority is presently in progress, nor has Delcorp been notified of any request for such an audit or other examination.

(e)       No adjustment relating to any Returns filed by Delcorp has been proposed in writing, formally or informally, by any Tax authority to Delcorp or any representative thereof.

(f)       Delcorp has no liability for any material unpaid Taxes which have not been accrued for or reserved on Delcorp’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Delcorp, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Delcorp in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Delcorp.

(g)       Delcorp has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16     Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Delcorp has complied with all applicable Environmental Laws; (ii) Delcorp is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Delcorp has not been associated with any release or threat of release of any Hazardous Substance; (iv) Delcorp has not received any notice, demand, letter, claim or request for information alleging that Delcorp may be in violation of or liable under any Environmental Law; and (v) Delcorp is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17     Brokers. Except as set forth in Schedule 3.17, Delcorp has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18     Intellectual Property. Delcorp does not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Rhapsody.”

3.19     Agreements, Contracts and Commitments.

(a)       Except as set forth in the Delcorp SEC Reports filed prior to the date of this Agreement, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Delcorp is a party or by or to which any of the properties or assets of Delcorp may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Delcorp on less than 30 days’ or less prior notice (“Delcorp Contracts”). All Delcorp Contracts are listed in Schedule 3.19 other than those that are exhibits to the Delcorp SEC Reports.

(b)       Except as set forth in the Delcorp SEC Reports filed prior to the date of this Agreement, each Delcorp Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Delcorp Contracts (or written summaries in the case of oral Delcorp Contracts) and of all outstanding offers or proposals of Delcorp have been heretofore made available to the Company.

(c)       Neither Delcorp nor, to the knowledge of Delcorp, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Delcorp Contract, and no party to any Delcorp Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Delcorp. Each agreement, contract or commitment to which Delcorp is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Delcorp.

3.20     Insurance. Except for directors’ and officers’ liability insurance, Delcorp does not maintain any Insurance Policies.

3.21     Interested Party Transactions. Except as set forth in the Delcorp SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Delcorp or a member of his or her immediate family is indebted to Delcorp nor is Delcorp indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Delcorp; (b) to Delcorp’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Delcorp is affiliated or with whom Delcorp has a material contractual relationship, or any Person that competes with Delcorp, except that each employee, stockholder, officer or director of Delcorp and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Delcorp; and (c) to Delcorp’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Delcorp (other than such contracts as relate to any such individual ownership of capital stock or other securities of Delcorp).

3.22     Indebtedness. Delcorp has no indebtedness for borrowed money.

3.23     Over-the-Counter Bulletin Board Quotation. Delcorp Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Delcorp’s knowledge, threatened against Delcorp by NASDAQ or the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate the quotation of Delcorp Common Stock on the OTC BB.

3.24     Board Approval. The Board of Directors of Delcorp (including any required committee or subgroup of the Board of Directors of Delcorp) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Delcorp, and (iii) determined that the fair market value of the Company is equal to at least 80% of Delcorp’s net assets.

3.25     Trust Fund. As of the date hereof and at the Closing Date, Delcorp has and will have no less than $40,000,000 invested in United States Government securities in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as Delcorp is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of Delcorp’s Charter Documents, (ii) deferred underwriters’ compensation in connection with Delcorp’s initial public offering, and (iii) third parties (e.g., professionals, printers, etc.) who have rendered services to Delcorp in connection with its efforts to effect a business combination, including the Merger.

3.26     Governmental Filings. Except as set forth in Schedule 3.26, Delcorp has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Delcorp of its business (as presently conducted) or used or held for use by Delcorp, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2008, and Delcorp is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Delcorp.

3.27     Representations and Warranties Complete. The representations and warranties of Delcorp included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28     Survival of Representations and Warranties. The representations and warranties of Delcorp set forth in this Agreement shall survive until the Closing.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1       Conduct of Business by the Company, its Shareholders and Delcorp. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries, and Delcorp shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Delcorp and Merger Sub shall not do any of the following:

(a)       Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)       Grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)       Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, its Subsidiaries or Delcorp, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or Delcorp license on an exclusive basis or sell any Intellectual Property of the Company, its Subsidiaries or Delcorp as applicable;

(d)       Except as provided in Section 5.24 or as it relates to the Foreign Managers, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)       Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, its Subsidiaries and Delcorp, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof and in connection with the issuance of shares of Company Common Stock to the Foreign Managers;

(f)       Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)       Amend its Charter Documents;

(h)       Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Delcorp, the Company or its Subsidiaries as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement (as defined in Section 5.1);

(i)       Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)       Except, (i) with respect to Delcorp, as permitted pursuant to Section 5.22, and (ii) with respect to the Company, or one of its Subsidiaries securing financing in the approximate amount of $5,000,000 for the acquisition of equipment, incur any indebtedness for borrowed money in excess of $3,000,000 in the aggregate, other than normal usage under the existing line of credit facilities including the issuance of letters of credit in the ordinary course, or guarantee any such indebtedness of another Person or Persons in excess of $1,000,000 in the aggregate, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Delcorp, the Company or any of its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)       Other than the new employment agreements to be executed prior to or concurrently with the execution of this Agreement between the Company and/or its Subsidiaries and those individuals listed in Section 6.3(h) of this Agreement, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices and except as to;

(l)       Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Delcorp SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Delcorp is a party or of which Delcorp is a beneficiary, as applicable;

(m)       Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Delcorp Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)       Except as required by U.S. GAAP or as set forth in Schedule 4.1(n), revalue any of its assets or make any change in accounting methods, principles or practices;

(o)       Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $2,500,000 in any 12 month period;

(p)       Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code;

(q)       Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(r)       Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice, other than Company converting from an S Corp to a C Corp through this proposed Merger;

(s)       Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t)       Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u)       Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(v)       Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w)       Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice; or

(x)       Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1       Proxy Statement; Special Meeting.

(a)       As soon as is reasonably practicable after receipt by Delcorp from the Company of all financial and other information relating to the Company as Delcorp may reasonably request for its preparation, Delcorp shall prepare with the assistance of the Company, and after the Company has given its consent to the form of the prospectus/proxy statement to be included therein, which such consent shall not be unreasonably withheld, file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the shares of Delcorp Common Stock to the issued in the Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Delcorp Common Stock to vote, at a meeting of holders of Delcorp Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Merger (“Delcorp Stockholder Approval”), (ii) amending and restating Delcorp’s certificate of incorporation, effective upon the Closing, to be substantially in the form of Exhibit B hereto, providing for, among other things, (A) the change of the name of Delcorp to “Primoris Corporation;” (B) an increase in the number of authorized shares of Delcorp Common Stock to 60,000,000; (C) the existence of Delcorp to be perpetual; (D) and the removal of the preamble and sections A through D, inclusive, thereof and the redesignation of section E of Article Seventh as Article Seventh (the “Charter Amendment”); (iii) the adoption of an Incentive Compensation Plan (the “Delcorp Plan”); and (iv) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Delcorp is not authorized to proceed with the Merger. The Delcorp Plan shall provide that an aggregate of no less than 1,520,000 shares of Delcorp Common Stock shall be reserved for issuance pursuant to the Delcorp Plan. Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of soliciting proxies from holders of Delcorp Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing Delcorp Common Stock to holders of Company Common Stock in connection with the Merger (the “Proxy Statement/Prospectus”). The Company shall furnish to Delcorp all information concerning the Company as Delcorp may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the preliminary Registration Statement prior to its filing with the SEC. Delcorp, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Delcorp shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Delcorp shall use its reasonable best efforts to cause the shares of Delcorp Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock reside and in which such registration or qualification is required and to take any other such actions that may be necessary to enable the Delcorp Common Stock to be issued pursuant to the Merger in each such jurisdiction.

(b)       As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Delcorp shall distribute the Proxy Statement/Prospectus to the holders of Delcorp Common Stock and, pursuant thereto, shall call the Special Meeting for a date no later than thirty (30) days following the approval of the Proxy Statement by the SEC in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Delcorp for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a). Delcorp shall also distribute the Proxy Statement/Prospectus to the holders of Company Common Stock and shall include therewith a notice, prepared by the Company, advising such holders of their appraisal rights pursuant to Applicable Nevada Law.

(c)       Delcorp shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Delcorp shall ensure that the Proxy Statement/Prospectus does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Delcorp shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement/Prospectus will not as of the date on which the Registration Statement (or any amendment or supplement thereto) is declared effective or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. The Company shall not be responsible for the accuracy or completeness of any information relating to Delcorp or any other information furnished by Delcorp for inclusion in the Proxy Statement/Prospectus.

(d)       Delcorp, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Delcorp Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Delcorp Stockholder Approval.

5.2       Directors and Officers of Delcorp After Merger; Voting Agreement. The Parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected for a period of three years from the date of Closing to the positions of officers and directors of Delcorp, as set forth therein, to serve in such positions effective immediately after the Closing. In addition, the person listed in Schedule 5.2 as “Observer” shall be entitled to attend all meetings of the board of directors as an observer and receive all information distributed to the directors until the shorter of (i) such time as such person shall be elected to the board of directors and (ii) three years from the date of the Closing. During the aforesaid three year period, at any annual meeting, Delcorp may designate a person acting as an Observer for election to the board of directors in place of its then designee and such designee shall be entitled to be the Observer. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Delcorp shall be made by the Person serving in the capacity of Chairman of Delcorp immediately prior to the Closing. Those Signing Shareholders and those stockholders of Delcorp stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit F on or before the Closing Date.

5.3       HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Delcorp and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Delcorp and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

5.4       Other Actions.

(a)       As promptly as practicable after execution of this Agreement, Delcorp will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which the Company may review and comment upon prior to filing. Any language included in the Signing Form 8-K that reflects the Company’s comments, as well as any text as to which the Company has not commented upon after being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.1(a), be deemed to have been approved by the Company and may henceforth be used by Delcorp in other filings made by it with the SEC and in other documents distributed by Delcorp in connection with the transactions contemplated by this Agreement without further review or consent of the Signing Shareholders or the Company. Promptly after the execution of this Agreement, Delcorp and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)       At least five (5) days prior to Closing, Delcorp shall prepare together with Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Delcorp and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Delcorp shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Delcorp shall file the Closing Form 8-K with the Commission.

(c)       The Company and Delcorp shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Delcorp) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Delcorp, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Delcorp and Continental dated as of October 3, 2006. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Delcorp shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Delcorp shall act reasonably and as promptly as practicable.

5.5       Required Information. In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Delcorp and/or the Company to any Government Entity or other third party in connection with Merger and the other transactions contemplated hereby, and for such other reasonable purposes, the Company and Delcorp each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Delcorp and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6       Confidentiality; Access to Information.

(a)       Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)       Access to Information.

(i)       The Company will afford Delcorp and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Delcorp may reasonably request. No information or knowledge obtained by Delcorp in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)       Delcorp will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Delcorp during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Delcorp, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(iii)       Notwithstanding anything to the contrary contained herein, each party hereby agrees that, by proceeding with the Closing, he or it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party that is actually known by him or it prior to the Closing, including knowledge obtained as a result of a supplement or amendment to a Disclosure Schedule (as hereinafter defined) pursuant to Section 5.14; provided that no such supplement or amendment shall preclude the Company or Parent from terminating this Agreement if the Disclosure Schedule, as so supplemented or amended, does not satisfy the provisions of Section 6.2(a) or Section 6.3(a), as the case may be.

5.7       Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Delcorp (in the case of the Company and the Signing Shareholders) or the Company (in the case of Delcorp), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.8       Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Delcorp and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Delcorp or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9       Treatment as a Reorganization. Neither Delcorp nor the Company nor the Signing Shareholders shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(i)(A) of the Code and the regulations thereunder.

5.10     No Delcorp Common Stock Transactions. Each officer, director and Signing Shareholder of the Company shall agree that it shall not, prior to the date that is twelve months after the Closing Date, sell, transfer or otherwise dispose of an interest in any of the shares of Delcorp Common Stock it receives as a result of the Merger other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit G hereto executed by such Person prior to or on the Closing Date. Each officer and director of Delcorp as of the Closing Date including, but not limited to, Eric S. Rosenfeld, David Sgro, Arnaud Ajdler, Leonard B. Schlemm, Jon Bauer and Colin D. Watson shall agree that he shall not, prior to the date that is twelve (12) months after the Closing Date, sell, transfer, otherwise dispose of an interest in any of the shares of Delcorp Common Stock owned as of the Closing Date other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit G hereto executed by such person on or prior to the Closing Date.

5.11     Certain Claims.

(a)       As additional consideration for the issuance of Delcorp Common Stock pursuant to this Agreement, each of the Signing Shareholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Signing Shareholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Delcorp set forth in this Agreement or any of the other documents executed in connection with the transactions contemplated hereby.

(b)       As additional consideration for the Stockholders to enter into this Agreement, the Company hereby releases and forever discharges, effective as of the Closing Date, each of the Stockholders from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing.

5.12     No Securities Transactions. Neither the Company nor any Signing Shareholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Delcorp prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable efforts to require each of its agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.13     No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Signing Shareholders acknowledge that they have read Delcorp’s final prospectus dated October 3, 2006 and understand that Delcorp has established the Trust Fund for the benefit of Delcorp’s public stockholders and that Delcorp may disburse monies from the Trust Fund only (a) to Delcorp’s public stockholders in the event they elect to convert their shares into cash in accordance with Delcorp’s Charter Documents and/or the liquidation of Delcorp or (b) to Delcorp after it consummates a business combination. The Company and the Signing Shareholders further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by October 3, 2008, Delcorp will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Signing Shareholders, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against Delcorp to collect from the Trust Fund any monies that may be owed to them by Delcorp for any reason whatsoever, including but not limited to a breach of this Agreement by Delcorp or any negotiations, agreements or understandings with Delcorp (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Delcorp, the Company and the Signing Shareholders.

5.14     Disclosure of Certain Matters. Each of Delcorp, the Company and each of the Signing Shareholders will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Delcorp Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.15     Securities Listing. Delcorp and the Company shall use commercially reasonable efforts to obtain the listing for trading on either the New York Stock Exchange or on NASDAQ of the Delcorp Common Stock and the Units issued in Delcorp’s initial public offering and the class of warrants included in such Units. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.16     Further Actions. The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Delcorp to fulfill its obligations hereunder.

5.17     No Solicitation.

(a)       The Company will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Delcorp and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

(b)       Delcorp will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction.

5.18     Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)       All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Delcorp as provided in the Charter Documents of Delcorp or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)       For a period of six (6) years after the Closing Date, each of Delcorp and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Delcorp and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)       If Delcorp or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Delcorp assume the obligations set forth in this Section 5.18.

(d)       The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Delcorp for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.14(a).

5.19     Insider Loans; Equity Ownership in Subsidiaries. Each Signing Shareholder, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Signing Shareholder and any other amount owed by the Signing Shareholder to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Signing Shareholder to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes the name “Primoris.” The Company shall use its best efforts to enable the Signing Shareholders to accomplish the foregoing.

5.20     Certain Financial Information. Within twenty (20) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Delcorp unaudited consolidated financial statements of the Company and its Subsidiaries for such month, certified by the chief financial officer of the Company as being true and correct, including a balance sheet, statement of operations, and statements of stockholders’ equity and cash flow, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations for the period indicated, except that statements of cash flow need be delivered only as of the end of each fiscal quarter and such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

5.21     Access to Financial Information. The Company will, and will cause its auditors to (a) continue to provide Delcorp and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.20 hereof and (b) cooperate fully with any reviews performed by Delcorp or its advisors of any such financial statements or information.

5.22     Delcorp Borrowings. Through the Closing, Delcorp shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Delcorp in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Delcorp’s directors, officers or stockholders.

5.23     Trust Fund Disbursement. Delcorp shall cause the Trust Fund to be dispersed to Delcorp immediately upon the Closing. All liabilities of Delcorp due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all Delcorp tax liabilities and the payment at Closing of professional fees related to these transactions, and adequate reserves shall be made against amounts distributed from the Trust Fund therefor.

5.24     Distributions by Company. The Company may make cash distributions as follows:

(a)       From and after the date of this Agreement, at any time prior to the Closing Date, distributions (“Tax Distributions”) under Section 1368 of the Code to its shareholders limited, in the aggregate, to 50% of the estimated Stub Period Taxable Income (as hereinafter defined). As used herein, “Stub Period Taxable Income” means the income of the Company and its Subsidiaries that will be entered on Form 1120S, Schedule K, Line 18 of the final U.S. Income Tax Return of the Company and its Subsidiaries for the period beginning on January 1, 2008 and ending on the Closing Date, which Tax Return shall be prepared and filed by the Surviving Corporation as soon as practicable after the Closing Date. The Surviving Corporation shall submit such final Tax Return to the Representative at least ten days prior to the date it intends to file such final Tax Return. The Surviving Corporation shall not file such final Tax Return without the consent of the Representative, which consent shall not be unreasonably withheld.

(b)       From and after the date of this Agreement, at any time prior to the Closing Date, in addition to the distributions provided for in Section 5.24(a), distributions under Section 1368 of the Code in an amount not to exceed Forty-Eight Million Nine Hundred Forty-Six Thousand Six Hundred Sixty Dollars and Sixty-Nine Cents ($48,946,660.69) (the “Base Distribution”). Of the Base Distribution, the Company will distribute Forty-Four Million Fifty-One Thousand Two Hundred Eighty Dollars ($44,051,280) to its shareholders, with the balance of Four Million Eight Hundred Ninety-Five Thousand Three Hundred Eighty Dollars and Sixty-Nine Cents ($4,895,380.69) (the “Distribution Holdback”) to be held by Delcorp and distributed in accordance with the provisions of Section 5.24(c).

(c)       After the Stub Period Taxable Income and the Tax Distribution amount to which the shareholders of the Company are entitled have been finally determined, the Surviving Corporation shall release as a distribution to the former shareholders of the Company under Sections 1368 and 1371(e)(1) of the Code, no later than a date qualifying as within the post-termination transaction period defined by Section 1377(b)(1)(A) of the Code, such amount from the Distribution Holdback so that the total distribution payments to such Persons pursuant to this Section 5.24, including amounts released to such Persons from the Distribution Holdback, shall equal the sum of (i) 50% of the Stub Period Taxable Income, as finally determined, plus (ii) the Base Distribution. Any amount remaining in the Distribution Holdback shall be retained by the Surviving Corporation.

5.25     Dividend. Following the closing, Delcorp’s board of directors shall initially declare and pay annual dividends on the Delcorp Common Stock at a rate of not less than $0.10 per share; provided, however, that the board of directors shall not declare any such dividend unless, at the time of declaration, there is adequate surplus for such declaration under the DGCL or if the board of directors, in the exercise of their business judgment, believes that it would be prudent to cancel or modify the dividend payment.

5.26     Termination of Shareholders’ Agreement. The Company and the Signing Shareholders shall use their reasonable best efforts to cause the Primoris Shareholders’ Agreement dated December 31, 2003 shall be terminated by all parties hereto.

ARTICLE VI
CONDITIONS TO THE TRANSACTION

6.1      Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)       Delcorp Stockholder Approval. The Delcorp Stockholder Approval and the Charter Amendment each shall have been duly approved and adopted by the stockholders of Delcorp by the requisite vote under the laws of the State of Delaware and the Delcorp Charter Documents.

(b)       Delcorp Common Stock. Holders of twenty percent (20%) or more of the shares of Delcorp Common Stock issued in Delcorp’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Delcorp’s Charter Documents.

(c)       HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d)       Stock Quotation or Listing. The Delcorp Common Stock at the Closing will be quoted on the OTC BB or listed for trading on the New York Stock Exchange or NASDAQ, if the application for any such listing is approved, and there will be no action or proceeding pending or threatened against Delcorp by FINRA to prohibit or terminate the quotation of Delcorp Common Stock on the OTC BB or the trading thereof on the New York Stock Exchange or NASDAQ.

6.2       Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)       Representations and Warranties. Each representation and warranty of Delcorp contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.14, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Delcorp by an authorized officer of Delcorp (“Delcorp Closing Certificate”).

(b)       Agreements and Covenants. Delcorp and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Delcorp) does not, or will not, constitute a Material Adverse Effect with respect to Delcorp, and the Delcorp Closing Certificate shall include a provision to such effect.

(c)       No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Delcorp Common Stock to be issued by Delcorp in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)       Consents. Delcorp shall have obtained all consents, waivers and approvals required to be obtained by Delcorp in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Delcorp and the Delcorp Closing Certificate shall include a provision to such effect.

(e)       Material Adverse Effect. No Material Adverse Effect with respect to Delcorp shall have occurred since the date of this Agreement.

(f)       SEC Compliance. Immediately prior to Closing, Delcorp shall be in compliance with the reporting requirements under the Exchange Act.

(g)       Opinion of Counsel. The Company shall have received from Graubard Miller, counsel to Delcorp, an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(h)       Other Deliveries. At or prior to Closing, Delcorp shall have delivered to the Company (i) copies of resolutions and actions taken by Delcorp’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i)       Resignations. The persons listed in Schedule 6.2(i) shall have resigned from all of their positions and offices with Delcorp.

(j)       Trust Fund. Delcorp shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Delcorp immediately upon the Closing.

(k)       Lock-Up Agreement. The Lock-Up Agreement in the form of Exhibit G shall be executed by the Delcorp stockholders designated as parties thereto.

6.3       Additional Conditions to the Obligations of Delcorp. The obligations of Delcorp to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Delcorp:

(a)       Representations and Warranties. Each representation and warranty of the Company and the Stockholders contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.14, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Delcorp shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)       Agreements and Covenants. The Company and the Signing Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)       Dissenters’ Rights. Holders of no more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately before the Effective Time shall have taken action to exercise their rights pursuant to Chapter 92A of the Nevada Revised Statutes and other provisions of Applicable Nevada Law.

(d)       No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Delcorp to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(e)       Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(f)       Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(g)       Voting and Lock-Up Agreements. The Voting Agreement substantially in the form of Exhibit F and the Lock-Up Agreements substantially in the form of Exhibit G shall be in full force and effect.

(h)       Employment Agreements. Employment Agreements between the Company and, separately, Brian Pratt, John Schauerman, John Perisich, Alfons Theeuwes, Scott Summers, Tim Healy, Mark Thurman, Dave Baker and Bill McDevitt in the forms of Exhibits I through Q, respectively, shall be in full force and effect.

(i)       Opinion of Counsel. Delcorp shall have received from Rutan & Tucker, LLP, counsel to the Company, an opinion of counsel in substantially the form of Exhibit R annexed hereto.

(j)       Other Deliveries. At or prior to Closing, the Company shall have delivered to Delcorp: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Delcorp and its counsel in order to consummate the transactions contemplated hereunder.

(k)       Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.

(l)       Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes in its name “Primoris.”

(m)       Company Shareholder Vote. The terms of this Agreement and the transactions referred to herein shall have been approved by the Company’s shareholders pursuant to a properly noticed meeting of the Company’s shareholders.

(n)       Termination of Shareholders’ Agreement. The Primoris Shareholders’ Agreement dated December 31, 2003 shall have been terminated.

ARTICLE VII
INDEMNIFICATION

7.1       Indemnification of Delcorp.

(a)       Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Delcorp, the Surviving Corporation and their respective representatives, successors and permitted assigns (the “Delcorp Indemnitees”) shall be indemnified, defended and held harmless by those Persons who receive shares of Delcorp Company Stock from Delcorp upon consummation of the Merger, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Delcorp Indemnitee by reason of, arising out of or resulting from:

(i)       the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Delcorp pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)       the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement;

(b)       As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Delcorp Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2       Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Delcorp by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)       Notice of Claim. Delcorp, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)       Defense. The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Delcorp, to assume the entire control of, subject to the right of Delcorp to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Delcorp to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i)       the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Delcorp reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, Delcorp shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii)       Delcorp shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Delcorp shall make available to the Representative all pertinent information and documents under its control.

(c)       Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Delcorp if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Delcorp which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Delcorp other than as a result of money damages or other money payments.

(d)       Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Delcorp against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Delcorp given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Delcorp shall not settle such action. Delcorp shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Delcorp, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)       Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Delcorp, at the reasonable cost and expense of the Representative, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)       Delcorp’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of Delcorp, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Delcorp of a full and unconditional release from all liability and obligation in respect of such action without any payment by Delcorp.

(g)       Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3       Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Company prior to or after the Closing, Delcorp shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Delcorp shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Delcorp for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If Delcorp has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4       Limitations on Indemnification.

(a)       Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Delcorp in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing for the period that ends on the Basic Escrow Termination Date (the “Basic Survival Period”) except that the right of Delcorp to bring (i) Tax Indemnification Claims and Environmental Indemnity Claims shall survive the Closing for the period that ends on the T/E Escrow Termination Date (the “T/E Survival Period”) and (ii) Claims for the breach of the representations and warranties in Section 2.3 and 1.13(d) shall survive without limitation as to time.

(b)       Any indemnification claim made by Delcorp prior to the termination of the Basic Survival Period or the T/E Survival Period (each a “Survival Period”), as the case may be, shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period or the T/E Survival Period, as the case may be.

(c)       Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $1,400,000 (the “Deductible”), in which event the amount payable shall only be the full amount in excess of the amount of the Deductible, and, subject to the limitations set forth in Section 7.5(c), all future amounts that become payable under Section 7.1 from time to time thereafter. Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of (i) a breach of the representations and warranties in Section 1.13(d) or Section 2.3, or (ii) an T/E Indemnification Claim all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof. It is understood and agreed that to the extent that there are reserves in the Audited Financial Statements or Unaudited Financial Statements for any matter which may be a claim against the Company, any Losses shall first apply against any such applicable reserve and thereafter to the extent permitted herein against the Deductible.

(d)       Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Basic Escrow Shares in the case of Basic Indemnity Claims or the T/E Indemnity Shares in the case of Tax Indemnity Claims or Environmental Indemnity Claims and Delcorp shall have no claim against the Company’s shareholders other than for any of such Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares).

7.5       Exclusive Remedy. Delcorp, on behalf of itself and the other Delcorp Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Delcorp Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Delcorp Indemnitees right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6       Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Delcorp Common Stock issued by Delcorp as a result of the Merger, except as otherwise required by Law.

7.7       Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Company’s stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Delcorp under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Delcorp as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Delcorp, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Delcorp pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8       Tax Benefits. The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such indemnified party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the indemnified party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the indemnified party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The indemnified party shall provide the indemnifying party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9       Mitigation. A Delcorp Indemnitee shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Delcorp Indemnitee shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

7.10       No Double Recovery. To the extent that any of the items or matters that would otherwise constitute a Loss pursuant to Section 7.1(b) of this Agreement have been incurred and have already been incorporated in the calculation of EBITDA for the purposes of Section 1.18 of this Agreement, such items or matters shall not also be a Loss for purposes of indemnity under this Article VII and shall not apply against the Deductible. Conversely, to the extent any Loss has been incurred that has applied against the Deductible or has been indemnified, such Loss shall not be included in the calculation of EBITDA for the purposes of Section 1.18 of this Agreement.

ARTICLE VIII
TERMINATION

8.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual written agreement of Delcorp and the Company at any time;

(b)       by either Delcorp or the Company if the Merger shall not have been consummated by October 3, 2008 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)       by either Delcorp or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)       by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Delcorp set forth in this Agreement, or if any representation or warranty of Delcorp shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Delcorp is curable by Delcorp prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Delcorp of such breach, provided Delcorp continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Delcorp is cured during such thirty (30)-day period);

(e)       by Delcorp, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Delcorp may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Delcorp to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Delcorp may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

(f)       by either Delcorp or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Delcorp Common Stock required under Delcorp’s certificate of incorporation, or the holders of 20% or more of the number of shares of Delcorp Common Stock issued in Delcorp’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Delcorp Common Stock held by them into cash in accordance with Delcorp’s certificate of incorporation; or

(g)       by the Company if the Special Meeting is not called to be held within thirty (30) days after the declaration by the SEC of the effectiveness of the Registration Statement.

8.2       Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3       Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.2
“Applicable Nevada Law”	Section 1.3
“Approvals”	Section 2.1(a)
“Articles of Merger	Section 1.2
“Audited Financial Statements”	Section 2.7(a)

“Base Distribution”	Section 5.24(b)
“Base Shares”	Section 1.5(b)
“Basic Escrow Termination Date”	Section 1.11
“Basic Survival Period”	Section 7.4(a)
“Blue Sky Laws”	Section 1.13(c)
“Certificate of Merger”	Section 1.2
“Charter Amendment”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K	Section 5.4
“Code”	Recital C
“Company”	Heading
“Company Certificates”	Section 1.5(b)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 1.5(a)
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble
“Company Stock Options”	Section 2.3(a)
“Continental”	Section 1.11
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“DGCL”	Recital A
“Deductible”	Section 7.4(c)
“Delcorp”	Heading
“Delcorp Closing Certificate”	Section 6.2(a)
“Delcorp Common Stock”	Section 1.5(a)
“Delcorp Contracts”	Section 3.19(a)
“Delcorp Convertible Securities”	Section 3.3(b)
“Delcorp Indemnitees”	Section 7.1
“Delcorp Plan”	Section 5.1(a)
“Delcorp Preferred Stock”	Section 3.3(a)
“Delcorp SEC Reports”	Section 3.7(a)
“Delcorp Schedule”	Article III Preamble
“Delcorp Stock Options”	Section 3.3(b)
“Delcorp Stockholder Approval”	Section 5.1(a)
“Delcorp Warrants”	Section 3.3(b)
“Disclosure Schedules”	Section 5.14
“Dissenter”	Section 1.17(a)
“Dissenting Shares”	Section 1.17(b)
“Distribution Holdback”	Section 5.24(b)
“EBITDA”	Section 1.18(c)
“EBITDA Shares”	Section 1.18(c)

“Effect of the Merger”	Section 1.3
“Effective Time”	Section 1.2
“Environmental Indemnification Claim”	Section 1.11
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.11
“Escrow Termination Date”	Section 1.11
“Escrow Shares”	Section 1.11
“Exchange Act”	Section 1.11
“FINRA”	Section 3.23
“Foreign Managers”	Section 2.3(a)
“Governmental Action/Filing”	Section 2.21
“Governmental Entity”	Section 1.13(c)
“Hazardous Substance”	Section 2.16(c)
“HSR Act”	Section 2.5(b)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“Knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Merger”	Section 1.1
“NGCL	Recital A
“Notice of Claim”	Section 7.2(a)
“OTC BB”	Section 3.23
“Outstanding Company Stock Number”	Section 1.5(a)
“Patents”	Section 2.18
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plans”	Section 2.11(a)
“Press Release”	Section 5.4(a)
“Proxy Statement/Prospectus”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18
“Registration Statement”	Section 5.1
“Representative”	Section 1.14(b)
“Returns”	Section 2.15(b)(i)
“Securities Act”	Section 1.13(b)
“Special Meeting”	Section 5.1(a)
“Signing Form 8-K	Section 5.4
“Signing Press Release”	Section 5.4
“Signing Shareholder/Signing Shareholders”	Heading
“Stub Period”	Section 5.24(a)
“Stub Period Taxable Income”	Section 5.24(a)
“Subsidiary/Subsidiaries”	Section 2.2

“Survival Period”	Section 7.4(b)
“Surviving Corporation”	Section 1.1
“Tax/Taxes”	Section 2.15(a)
“Tax Distributions”	Section 5.24(a)
“Tax Indemnification Claim”	Section 1.11
“T/E Indemnity Shares”	Section 1.11
“T/E Survival Period”	Section 7.4(a)
“T/E Termination Date”	Section 1.11
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trust Fund”	Section 3.25
“U.S. GAAP”	Section 2.7(a)
“Unaudited Financial Statements”	Section 2.7(b)

ARTICLE X
GENERAL PROVISIONS

10.1   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Delcorp, to:	Rhapsody Acquisition Corp.
825 Third Avenue, 40th Floor
New York, New York 10022
Attention: Eric Rosenfeld
Telephone: 212-319-7676
Telecopy: 212-319-0760
E-mail: erosenfeld@crescendopartners.com

with a copy to:	David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com

if to the Company or
Signing Shareholders, to:	John M. Perisich
Primoris Corporation
26000 Commercecentre Drive
Lake Forest, CA 92630
Telephone: 949 454-7110
Telecopy: 949 599-5532
E-mail: JPerisich@arbinc.com

with a copy to:	Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, CA 92626-5100
Attention: George J. Wall, Esq.
Telephone: 714 662-4673
Telecopier No.: 714-546-9035
E-mail: gwall@rutan.com

10.2    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a)       the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b)       the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Delcorp Contracts;

(c)       the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)       the term “knowledge” means actual knowledge or awareness as to a specified fact or event of Brian Pratt, John Schauerman, John Perisich and Alfons Theeuwes;

(e)       the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f)       the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g)       all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3    Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4    Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Delcorp and the Company dated January 14, 2008 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10  Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12   Arbitration. Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Orange County, California.

(a)       Judicial Arbitration and Mediation Services. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) in its Orange County, California, office.

(b)       Arbitrator. The arbitrator shall be a retired superior or appellate court judge of the State of California affiliated with JAMS. The award of the arbitrator shall be binding, final, and nonappealable.

(c)       Provisional Remedies and Appeals. Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

(d)       Enforcement of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(e)       Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

(f)       Consolidation. Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

(g)       Power and Authority of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

(h)       Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of California. Any action brought to enforce the provisions of this Section shall be brought in the Orange County Superior Court. All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by California law.

(i)       Costs. The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties in the first instance. Upon issuance of an award, costs shall be awarded to the prevailing party.

(j)       Attorneys’ Fees. If a party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party. For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery and (5) bankruptcy litigation.

10.13   Currency. All references to currency amounts in this Agreement shall mean United States dollars.

10.14   Power of Attorney; Proxy. Each Signing Shareholder hereby appoints Brian Pratt and John P. Schauerman, and each of them acting without the other, as his, her or its (a) true and lawful attorney-in-fact to execute and deliver, in his, her or its name, place and stead, in any and all capacities, any and all amendments to this Agreement and any and all other agreements, instruments and other documents deemed necessary or desirable by such attorney-in-fact to effectuate the transactions contemplated by this Agreement, including the agreements in the forms of the exhibits hereto, and (b) proxy and hereby authorizes either of them to represent and to vote all shares of Company Common Stock owned by such Signing Shareholder in the manner such proxy deems desirable in his sole judgment on all matters pertaining to the transactions contemplated by this Agreement that may be presented to the holders of Company Common Stock for their vote or consent. The power-of-attorney granted herein is coupled with an interest and it and the proxy granted herein shall be irrevocable to the full extent allowed by applicable law.

[The Signature Page is the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

RHAPSODY ACQUISITION CORP.

By:	s/ Eric Rosenfeld
Eric Rosenfeld, Chairman, CEO and President

PRIMORIS CORPORATION

By:	By: s/ Brian Pratt
Brian Pratt, Chief Executive Officer

SIGNING SHAREHOLDERS:	s/ Brian Pratt
Brian Pratt

Pratt Family Trust

By: s/ Arline Pratt
Arline Pratt, Trustee

Pratt Family Bypass Trust

By: s/Arline Pratt
Arline Pratt, Trustee

s/ John P. Schauerman
John P. Schauerman

Summers Trust

By: s/Scott E. Summers
Scott E. Summers, Trustee

s/ Timothy R. Healy
Timothy R. Healy

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Second Amended and Restated Certificate of Incorporation of Delcorp

Exhibit B	Bylaws of Delcorp

Exhibit C	Outstanding Common Stock Number

Exhibit D	Form of Escrow Agreement

Exhibit E	Sample EBITDA Calculations

Exhibit F	Form of Voting Agreement

Exhibit G	Form of Lock-Up Agreement

Exhibit H	Form of Opinion of Graubard Miller

Exhibit I	Form of Employment Agreement for Brian Pratt

Exhibit J	Form of Employment Agreement for John Schauerman

Exhibit K	Form of Employment Agreement for John Perisich

Exhibit L	Form of Employment Agreement for Alfons Theeuwes

Exhibit M	Form of Employment Agreement for Scott Summers

Exhibit N	Form of Employment Agreement for Tim Healy

Exhibit O	Form of Employment Agreement for Mark Thurman

Exhibit P	Form of Employment Agreement for Dave Baker

Exhibit Q	Form of Employment Agreement for Bill McDevitt

Exhibit R	Form of Opinion of Rutan & Tucker, LLP

Schedules

Schedule 1.12	Affiliates of the Company
Schedule 2	Company Schedule
Schedule 3	Delcorp Schedule
Schedule 4.1	Company and Delcorp Permitted Actions
Schedule 5.2	Directors and Officers of Delcorp
Schedule 6.2(i)	Delcorp Resignations

SCHEDULE 1.12

RULE 145 AFFILIATES OF THE COMPANY

Directors
Brian Pratt
John Schauerman
Alfons Theeuwes
John Perisich
Scott Summers
Timothy Healy
Arline Pratt
Tony Leggio
Mark Thurman
David Baker
Mike McGowan
Martha Walda

Officers
Brian Pratt
John Schauerman
Alfons Theeuwes
John Perisich
Scott Summers
Timothy Healy
Mark Thurman
David Baker
Bill McDevitt

The inclusion of any Officer on this list is not an admission that such Officer is in fact an “Affiliate” for the purposes of Rule 145 promulgated under the Securities Act.

Significant Shareholders

Name	Shares Owned	Percent
Brian Pratt	2,606	58.4%
Pratt Family Trust	409	9.2%
Pratt Family Bypass Trust	57	1.3%

SCHEDULE 2

COMPANY SCHEDULE
(Information Furnished Separately)

Schedule 2.1	-	Organization and Qualification
Schedule 2.2	-	Subsidiaries
Schedule 2.3	-	Capitalization
Schedule 2.5	-	Required Consents
Schedule 2.6	-	Compliance
Schedule 2.7	-	Financial Statements
Schedule 2.8	-	No Undisclosed Liabilities
Schedule 2.9	-	Absence of Certain Changes or Events
Schedule 2.10	-	Litigation
Schedule 2.11	-	Employee Benefit Plans
Schedule 2.13	-	Restrictions on Business Activities
Schedule 2.14	-	Title to Property
Schedule 2.15	-	Taxes
Schedule 2.16	-	Environmental Matters
Schedule 2.17	-	Brokers; Third Party Expenses
Schedule 2.18	-	Intellectual Property
Schedule 2.19	-	Agreements, Contracts and Commitments
Schedule 2.20	-	Insurance
Schedule 2.21	-	Governmental Actions/Filings
Schedule 2.22	-	Interested Party Transactions

SCHEDULE 3

DELCORP SCHEDULE
(Information Furnished Separately)

Schedule 3.3	-	Capitalization

Schedule 3.7	-	SEC Filings; Financial Statements

Schedule 3.14	-	Title to Property

Schedule 3.15	-	Taxes

Schedule 3.17	-	Brokers

Schedule 3.19	-	Agreements, Contracts and Commitments

Schedule 3.26	-	Governmental Filings

SCHEDULE 4.1

COMPANY AND DELCORP PERMITTED ACTIONS

The Company has reduced the value on its balance sheet of its investment in ARB/Arendal during the 2007 fiscal year, by writing down its balance sheet value by $3,588,000 to a value of $0. This write down is due to the uncertainty of ARB/Arendal’s to collect on a claim on an existing project.

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF DELCORP

Directors and officers of Delcorp will be determined by the parties prior to the Closing. Five directors shall be designated by the Company and the Signing Shareholders and two directors shall be designated by the current directors of Delcorp.

SCHEDULE 6.2(i)

DELCORP RESIGNATIONS

All officers of Delcorp in office immediately prior to the Closing shall resign from all of their positions as officers.

All directors of Delcorp in office immediately prior to the Closing other than those designated to be directors after the Closing shall resign from their directorships.